Exhibit 5.1

Opinion of Greenberg Traurig, P.A.

January 17, 2017

SBA Communications Corporation

8051 Congress Avenue

Boca Raton, Florida 33487

Ladies and Gentlemen:

We have acted as counsel to SBA Communications Corporation, a Florida corporation (“SBA”), in connection with the registration statement on Form S-4 (No. 333-147473), as amended by Post-Effective Amendment No. 1 (such registration statement, including the documents incorporated by reference therein, the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) on January 17, 2017 relating to the offering by SBA of up to an aggregate of 4,000,000 shares (the “Shares”) of SBA’s Class A common stock, $0.01 par value per share, which may be issued from time to time.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinions set forth herein, we have examined and relied on originals or copies of the following:

a. the Registration Statement;

b. the Articles of Incorporation of SBA, as amended to the date hereof;

c. the Bylaws of SBA, as currently in effect;

d. certain resolutions adopted by the Board of Directors of SBA (the “Board”) relating to the registration of the Shares and related matters; and

e. such corporate records of SBA, certificates of public officials, officers of SBA and other persons, and other documents, agreements and instruments, as we have deemed necessary as a basis for the opinions expressed below.

As to various questions of fact material to this opinion, we have relied upon representations of officers or directors of SBA and documents furnished to us by SBA without independent verification of their accuracy. We have also assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies. We have further assumed that when the Shares are issued they will have been duly authorized and certificates evidencing the Shares will have been duly executed and delivered, against receipt of the consideration approved by the Board or a committee thereof which will be not less than the par value thereof.

Based upon the foregoing examination, we are of the opinion that the Shares, when and to the extent issued by SBA, will be duly authorized, validly issued, fully paid and non-assessable.

Greenberg Traurig, P.A. ∎ Attorneys at Law ∎ WWW.GTLAW.COM

401 East Las Olas Boulevard, Fort Lauderdale, Florida 33301 ∎ Tel: 954.765.0500 ∎ Fax 954.765.1477

January 17, 2017

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

/s/ Greenberg Traurig, P.A.

Greenberg Traurig, P.A.

Greenberg Traurig, P.A. ∎ Attorneys at Law ∎ WWW.GTLAW.COM